UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 7, 2014

O'REILLY AUTOMOTIVE, INC.
(Exact name of registrant as specified in its charter)

Missouri	000-21318	27-4358837
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 South Patterson
Springfield, Missouri 65802
(Address of principal executive offices, Zip code)

(417) 862-6708
(Registrant's telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)    On August 7, 2014, the Board of Directors (the “Board”) of O'Reilly Automotive, Inc. (the “Company”) approved amendments (the “Amendments”) to the Amended and Restated Bylaws of the Company (the “Bylaws”). The Amendments, which were effective immediately, modify certain procedures relating to shareholder meetings and director elections and make certain other clarifications. The principal features of the Amendments are summarized below.

Article II, Section 2.8 (Proxies). Article II, Section 2.8 of the Bylaws set forth procedures for the appointment of proxies at shareholder meetings. The Amendments modified Article II, Section 2.8 to provide that if a shareholder intends to appoint a proxy to present a proposal or nomination at a shareholder meeting, such shareholder must provide the Company with notice of such appointment at least three business days before such meeting.

Article II, Sections 2.12(a) and 2.13(a) (Adjournment). Article II, Sections 2.12(a) and 2.13(a) of the Bylaws set forth the time within which a notice must be delivered if a shareholder intends to present a proposal or nomination at an annual meeting. The Amendments modified Article II, Sections 2.12(a) and 2.13(a) to provide that the adjournment or postponement of an annual meeting shall not change the time within which a shareholder proposal or nomination notice must have been delivered for such meeting.

Article II, Sections 2.12(b) and 2.13(b) (Content of Notices). Article II, Sections 2.12(b) and 2.13(b) of the Bylaws set forth the information that must be included in the notice required to be submitted by a shareholder who intends to present a proposal or nomination at an annual meeting. The Amendments modified Article II, Sections 2.12(b) and 2.13(b) to expand the information required in such notices. Specifically, the Amendments require each shareholder who submits a notice pursuant to Article II, Sections 2.12(b) or 2.13(b) to:

(i) make certain representations regarding whether such shareholder intends to appear in person or by proxy at the annual meeting to present the proposal or nomination or to solicit proxies with respect to such proposal or nomination;

(ii) disclose holdings of derivative instruments relating to the Company’s stock;

(iii) disclose any information regarding such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Securities Exchange Act of 1934; and

(iv) update the information included in such notice within 10 days of the record date for the annual meeting at which such shareholder’s proposal or nomination will be considered.

Article II, Sections 2.12(d) and 2.13(d) (Attendance). The Amendments added Article II, Sections 2.12(d) and 2.13(d), which provide that if a shareholder who submits a notice to present a proposal or nomination at a shareholder meeting fails to appear at such meeting either in person or by proxy in accordance with the procedures set forth in the Bylaws, such proposal or nomination does not need to be presented at such meeting, even if proxies in respect of such matters have been received by the Company.

Article II, Sections 2.12(e) and 2.13(e) (Compliance with Laws). The Amendments added Article II, Sections 2.12(e) and 2.13(e), which provide that a shareholder who submits a notice to present a proposal or nomination at an annual meeting must, in addition to complying with the Bylaws, comply with all laws applicable to the submission of such notice.

Article III, Section 3.2 (Number of Directors). Article III, Section 3.2 of the Bylaws set the number of required members of the Board at nine. The Amendments modified Article III, Section 3.2 to provide that the number of members which shall constitute the whole Board shall be not fewer than eight nor more than fifteen and shall be determined by resolution of the Board from time to time.

The foregoing is only a summary of the principal features of the Amendments and is qualified in its entirety by reference to the Second Amended and Restated Bylaws of the Company and a copy of such bylaws marked to show the Amendments, which are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Section 8 – Other Events

Item 8.01 Other Events

On August 13, 2014, the Company issued a press release announcing that its Board of Directors approved a resolution to increase the authorization amount under its share repurchase program by an additional $500 million, raising the aggregate authorization under the program to $4.5 billion. The text of the press release is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01             Financial Statements and Exhibits

(d)     Exhibits:

Exhibit No.	Description
3.1	Second Amended and Restated Bylaws of O'Reilly Automotive, Inc., dated as of August 7, 2014
3.2	Second Amended and Restated Bylaws of O'Reilly Automotive, Inc., marked to show amendments effective as of August 7, 2014
99.1	Press Release dated August 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2014	O'REILLY AUTOMOTIVE, INC.

By: /s/ Thomas McFall
Thomas McFall
Executive Vice President of Finance and Chief Financial Officer
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description
3.1	Second Amended and Restated Bylaws of O'Reilly Automotive, Inc., dated as of August 7, 2014
3.2	Second Amended and Restated Bylaws of O'Reilly Automotive, Inc., marked to show amendments effective as of August 7, 2014
99.1	Press Release dated August 13, 2014